EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders of Universal Health Realty Income Trust:

We consent to the incorporation by reference in the Registration Statements (File Nos. 033-56843 and 333-57815) on Form S-8 and the Registration Statements (File Nos. 333-81763 and 333-60638) on Form S-3 of Universal Health Realty Income Trust of our report dated January 20, 2004, with respect to the consolidated balance sheets of Universal Health Realty Income Trust as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Universal Health Realty Income Trust.

/s/ KPMG LLP
KPMG LLP

Philadelphia, Pennsylvania

March 12, 2004